Exhibit 99.1

News

January 16, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Andrea Chancellor
918-588-7570

Director elected to ONEOK, Inc. board

Tulsa, Okla. — ONEOK, Inc. (NYSE: OKE) announced today that its board of directors has been expanded from nine to 10 members and that Julie H. Edwards, executive vice president-finance and administration and chief financial officer for Frontier Oil Corp., Houston, has been elected to the new slot. ONEOK is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States.

Edwards, 45, joined Frontier in March 1991 as vice president, secretary and treasurer. She was named senior vice president and chief financial officer in August 1994 and, in April 2000, was named to her current position. From mid-1985 until 1991, she worked at Smith Barney, Harris Upham & Co., Inc., in New York and Houston, as an associate in corporate finance, then as vice president-corporate finance. Prior to that, she was an exploration geologist at Amerada Hess Corp. in Tulsa, Okla.

Edwards is a member of the Alumni Schools Committee of Yale University; and a member of the board of directors for the Link Energy LP, formerly EOTT Energy LLC, a crude oil pipeline gathering and transportation entity.

She earned a master’s degree in business administration with concentration in finance in 1985 from the Wharton Graduate School and a bachelor’s of science degree in geology and geophysics in 1980 from Yale College, Yale University.

“ONEOK is pleased to have on our board an individual with the background and business expertise of Ms. Edwards. Her expertise in corporate finance and in managing various aspects of industry acquisitions make her an ideal addition,” said David Kyle, ONEOK chairman, president and chief executive officer.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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